NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Third Quarter Fiscal 2012 Results

Q3 Highlights

•
Third quarter net sales totaled $26.9 million, down from $29.2 million in the prior year quarter, mainly due to lower sales of wind power inverters. Material handling sales increased 9% over last year to more than $21 million.

•	Third quarter gross margin increased to 36.0% of sales in fiscal 2012 from 33.6% in the same period last year, due to a favorable shift in product mix.

•
Continuing operations remained firmly profitable, with net income of $1.7 million, or $.51 per diluted share, compared to prior year net income from continuing operations of $2.0 million, or $.61 per diluted share.

•	Cash balances increased to $27.4 million at the end of the third quarter after the Company contributed $3.9 million to its pension plan during the quarter.

•	Third quarter fiscal 2012 bookings remain strong at nearly $29 million, and order backlog increased by $1 million during the third quarter of fiscal 2012.

Menomonee Falls, Wis., November 7, 2012 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its third quarter of fiscal year 2012, ended September 30, 2012.

Third Quarter Results

In the third quarter of fiscal 2012, Magnetek recorded revenue of $26.9 million, a decrease of 8% from the prior year quarter, mainly due to lower sales of products for renewable energy and mining applications, partially offset by sales growth of products for material handling markets. The current year sales figure also reflects a reduction in renewable energy sales of $1.4 million resulting from the resolution of order cancellations with the Company's wind customer. Third quarter operating income decreased to $1.9 million from $2.3 million in the comparable quarter last year, due mainly to higher pension expense in the current year.
“We turned in another solid performance in terms of sales, profitability, and cash flow during the third quarter. Conditions in our largest served market, material handling, remained favorable during the period, and our material handling sales grew to $21 million during the quarter, an increase of about 9% over last year,” said Peter

McCormick, Magnetek's president and chief executive officer. “Growth in that part of our business was offset by declining sales of products for mining and renewable energy applications. However, the volume increase in material handling helped us generate gross margins of 36% in the third quarter. In addition, liquidity remains strong, as we closed the quarter with cash balances of more than $27 million,” said Mr. McCormick.
Gross profit amounted to $9.7 million (36.0% of sales) in the third quarter of 2012 versus $9.8 million (33.6% of sales) in the same period a year ago. Total operating expenses, consisting of research and development, pension expense, and selling, general and administrative costs, were $7.8 million in the third quarter of 2012, compared to $7.6 million in the prior year period. Compared to the prior year, most of the increase in operating expenses was due to higher pension expense.
Income from continuing operations after provision for income taxes in the third quarter of fiscal 2012 was $1.7 million, or $.51 per diluted share, compared to after-tax income from continuing operations of $2.0 million, or $.61 per diluted share, in the same period last year.
Including the results of discontinued operations, the Company recorded net income of $.46 per diluted share in the third quarter of 2012 versus net income of $.54 per diluted share in the same period of 2011.
Unrestricted cash balances were $27.1 million at September 30, 2012, after contributing $3.9 million during the third quarter to the Company's defined benefit pension plan, reflecting continued strong operating results.

Operations and Outlook

Third quarter 2012 bookings were $28.9 million, an increase of $0.8 million sequentially from the second quarter of 2012, resulting in a book to bill ratio of 107%. Bookings of products for material handling applications were $21.4 million, while the Company did not receive any orders for products with renewable energy applications during the third quarter. Total Company order backlog was $18.0 million at September 30, 2012.
“Demand levels remain firm in our largest served market, material handling, as evidenced by our third quarter bookings. We did experience softness in our order rate for mining products during the quarter, and we expect that the slowdown in the coal industry will likely impact our sales of mining products for at least the next couple of quarters,” said Mr. McCormick. “Renewable energy market conditions remain extremely challenging. We didn't record any sales or receive any new orders in that part of our business in the third quarter. Accordingly, we're not expecting any renewable energy revenue in the fourth quarter. In response, we've taken actions to reduce our cost structure given the reduction in revenue,” said Mr. McCormick.
“It's also important to note that we generated $4 million in adjusted EBITDA during the third quarter, similar to the prior year, despite the lower mining sales and without any renewable energy sales. One of our objectives during fiscal 2012 has been to fund our pension contributions with cash generated from the business. We were able to do that again during the third quarter despite the decrease in revenue, supporting our view that we can generate healthy levels of sales, profit, and cash flow going forward with minimal or no contribution from renewable energy,” continued Mr. McCormick.
“Finally, we intend to reallocate resources from renewable energy to other areas of our business where we believe we have sustainable competitive advantages and better growth opportunities. For example, sales into our largest served market, material handling, have grown more than 14% year-over-year, led by strong growth in sales of radio control products. We believe we can continue to grow our material handling sales by 10% next year even in a slow growth economy by entering new markets and continuing to expand strategic partnerships. In the mining area, we recognize the need to reduce our dependency on the coal industry and diversify our customer base, and we're confident we can accomplish that with a combination of existing products, new product development, and new market penetration. We're also working diligently to expand our share of AC controls for the elevator market through a broader product offering along with enhanced features and performance. In summary, we believe we have numerous opportunities to grow our business organically in the future, both near-term and longer-term,” concluded Mr. McCormick.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the Company's annual pension expense and required minimum contributions to the pension plan have been significant for the past several years.

As a result of recent legislative changes to pension funding regulations, the Company currently estimates its required minimum pension contributions for fiscal years 2013, 2014, and 2015 at approximately $20 million, $20 million, and $13 million, respectively. In addition, fiscal 2016 minimum required contributions are currently estimated at $4 million. As of September 30, 2012, the net present value of the Company's future pension funding obligations to achieve fully funded status, discounted at 5%, is currently estimated to aggregate approximately $77 million, as compared to the pension liability per the balance sheet of $89 million.
These funding estimates and the actual timing and amount of required pension plan contributions are dependent upon many factors, including returns on invested assets, the level of certain market interest rates, the discount rate used to determine pension obligations, the regulations to be finalized that implement the legislation, and other potential regulatory actions.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek's third quarter 2012 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through November 14, 2012, by phoning 630-652-3042 (passcode # 33297614).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending December 30, 2012, and its fiscal years 2012 through 2016. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Company management may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Company management believes that the presentation of these non-GAAP financial measures, which are relied upon to assess operating results, provides enhanced visibility into the Company's performance and facilitates the comparison of the Company's results to the results of peer companies. The Company's public disclosures may include non-GAAP measures such as adjusted operating income, EBITDA, and adjusted EBITDA.  Adjusted operating income represents GAAP operating income adjusted to exclude non-cash pension expense. EBITDA represents the Company's GAAP net income from continuing operations adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	September 30,	October 2,	September 30,	October 2,
Results of Operations:	2012	2011	2012	2011
Net sales	$26,863	$29,220	$84,589	$88,109
Cost of sales	17,193	19,408	54,123	59,154
Gross profit	9,670	9,812	30,466	28,955
Operating expenses:
Research and development	1,016	1,029	2,961	3,320
Pension expense	1,675	1,363	5,025	4,552
Selling, general and administrative	5,088	5,170	15,598	15,713
Total operating expenses	7,779	7,562	23,584	23,585
Operating income	1,891	2,250	6,882	5,370
Provision for income taxes	231	284	774	627
Income from continuing operations	1,660	1,966	6,108	4,743
Income (loss) from discontinued operations	(159)	(232)	5,493	(853)
Net income	$1,501	$1,734	$11,601	$3,890

Earnings per common share - basic:
Income from continuing operations	$0.52	$0.62	$1.93	$1.51
Income (loss) from discontinued operations	$(0.05)	$(0.07)	$1.73	$(0.27)
Net income per common share	$0.47	$0.55	$3.66	$1.24

Earnings per common share - diluted:
Income from continuing operations	$0.51	$0.61	$1.87	$1.48
Income (loss) from discontinued operations	$(0.05)	$(0.07)	$1.68	$(0.27)
Net income per common share	$0.46	$0.54	$3.55	$1.21

Weighted average shares outstanding:
Basic	3,174	3,143	3,168	3,137
Diluted	3,255	3,203	3,263	3,196

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Operating income (GAAP)	$1,891	$2,250	$6,882	$5,370
As a percent of sales	7%	7.7%	8.1%	6.1%
Add: pension expense	1,675	1,363	5,025	4,552
Adjusted operating income (non-GAAP)	$3,566	$3,613	$11,907	$9,922
As a percent of sales	13.3%	12.4%	14.1%	11.3%
Add: depreciation and amortization	228	225	689	726
Add: stock compensation expense	231	195	630	483
Adjusted EBITDA (non-GAAP)	$4,025	$4,033	$13,226	$11,131
As a percent of sales	15%	13.8%	15.6%	12.6%

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	September 30,	October 2,	September 30,	October 2,
Other Data:	2012	2011	2012	2011
Depreciation expense	$215	$212	$649	$687
Amortization expense	13	13	40	39
Capital expenditures	117	319	731	868

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	September 30,
	2012	January 1,
	(unaudited)	2012
Cash	$27,113	$20,594
Restricted cash	262	262
Accounts receivable	17,231	16,739
Inventories	14,707	13,705
Prepaid and other current assets	756	932
Total current assets	60,069	52,232

Property, plant & equipment, net	4,074	3,986
Goodwill	30,497	30,465
Other assets	5,122	5,322

Total assets	$99,762	$92,005

Accounts payable	$11,022	$14,373
Accrued liabilities	7,048	6,504
Total current liabilities	18,070	20,877

Pension benefit obligations, net	89,419	98,108
Other long-term obligations	1,451	1,517
Deferred income taxes	7,938	7,248
Total liabilities	116,878	127,750

Common stock	32	32
Paid in capital in excess of par value	141,587	140,743
Retained earnings	12,934	1,333
Accumulated other comprehensive loss	(171,669)	(177,853)
Total stockholders' deficit	(17,116)	(35,745)

Total liabilities and stockholders' deficit	$99,762	$92,005